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                                                    EXHIBIT 4(l)


     ----GOLDEN                             GUARANTEED DEATH
  -------AMERICAN                           BENEFIT AND TRANSFER
---------LIFE INSURANCE                     ENDORSEMENT
  -------COMPANY

Golden American is a stock company domiciled in Delaware.
-------------------------------------------------------------------------------

On the Endorsement Effective Date, the provisions of the Contract to which this endorsement is attached are amended as follows. If no Endorsement Effective Date is shown, the Endorsement Effective Date is the same as the Contract Date. Where used in this Endorsement, the term Contract shall include any Certificate to which this Endorsement is attached. Where the provisions of this Endorsement conflict with the provisions of the Contract as of the Endorsement Effective Date, the provisions of this Endorsement will control.

DEATH BENEFIT
-------------

The Death Benefit is the greatest of (i), (ii), (iii) and (iv) below, where:

    (i) is the Accumulation Value less any Credits applied within [12] months of the date of death;
    (ii) is the Guaranteed Death Benefit less any Credits applied within [12] months of the date of death;
    (iii) is the Cash Surrender Value; and
    (iv) is The Minimum Death Benefit, less any Credits applied within [12] months of the date of death.

MINIMUM DEATH BENEFIT
---------------------

The Minimum Death Benefit shall be the sum of the following:

     1.   The Accumulation Value allocated to Special Funds; and
     2.   Adjusted Premium for non-Special Funds.

Adjusted Premium for non-Special Funds shall mean all premium and any credits allocated to non-Special Funds, plus an adjustment for any amounts transferred to non-Special Funds, less a prorata adjustment for any amounts transferred or withdrawn from non-Special Funds. The amount of the prorata adjustment will equal
(a) times (b) divided by (c), where: (a) is the Adjusted Premium for non-Special Funds prior to the transfer or withdrawal; (b) is the Accumulation Value of the transfer or withdrawal; and (c) is the Accumulation Value allocated to non-Special Funds before the transfer or withdrawal. Adjusted Premium for Special Funds has the same definition, but with respect to amounts allocated to Special Funds.

Transfers from Special Funds increase the Adjusted Premium for non-Special Funds by the lesser of the reduction of the Adjusted Premium for Special Funds and net Accumulation Value transferred. Transfers from non-Special Funds increase the Adjusted Premium for Special Funds by the reduction in the Adjusted Premium for non-Special Funds.

GUARANTEED DEATH BENEFIT
------------------------

The Guaranteed Death Benefit for the Contact is equal to the sum of I and II below.

I.   The Guaranteed Death Benefit for non-Special Funds
II.  The Accumulation Value allocated to Special Funds


On the Contract Date, the Guaranteed Death Benefit Base for non-
Special Funds is the initial premium plus any Credit, if applicable, allocated to non-Special Funds. On subsequent
Valuation Dates, the Guaranteed Death Benefit Base for non-
Special Funds is calculated as follows:

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  (1)  Start with the Guaranteed Death Benefit Base for non-Special
       Funds on the prior Valuation Date.
  (2) Add to (1) any additional premium and any Credits allocated to the non-Special Funds during the current Valuation Period and adjustments for transfers from Special Funds during the current Valuation Period and subtract from (1) any adjustment for transfers to Special Funds during the current Valuation Period and any Prorata Partial Withdrawal Adjustments for any Partial Withdrawals taken from non-Special Funds during the current Valuation Period.
  (3) On a Valuation Date that occurs on or prior to the Owner's attained age [90], which is also a Contract Anniversary, we set the Guaranteed Death Benefit Base for non-Special equal to the greater of (2) or the Accumulation Value allocated to non-Special Funds as of such date. On all other Valuation Dates, the Guaranteed Death Benefit Base for non-Special Funds is equal to
       (2).

The Guaranteed Death Benefit Base for Special Funds has a corresponding definition, but with respect to amounts allocated to Special Funds.

Transfers from Special Funds to non-Special Funds will reduce the Guaranteed Death Benefit Base for Special Funds on a prorata basis. The resulting increase in the Guaranteed Death Benefit Base for non-Special Funds will equal the lesser of the reduction in the Guaranteed Death Benefit Base for Special Funds and the net Accumulation Value transferred.

Transfers from non-Special Funds to Special Funds will reduce the Guaranteed Death Benefit Base for non-Special Funds on a prorata basis. The resulting increase in the Guaranteed Death Benefit Base for Special Funds will equal the reduction in Guaranteed Death Benefit Base for non-Special Funds.

SPECIAL FUNDS
-------------

Where used in this Endorsement, Special Funds are [the Liquid Asset Division, the Limited Maturity Bond Division, the Fixed Allocations and the Guaranteed Interest Division]. We may add newly available divisions as Special Funds. We may also reclassify an existing division as a Special Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change. We may reduce the Mortality and Expense Risk Charge (if applicable) for that portion of the Contract invested in a Special Fund.

SPECIAL AND PRORATA PARTIAL WITHDRAWAL ADJUSTMENTS
--------------------------------------------------

For any partial withdrawal, the Death Benefit components will be reduced by Prorata Partial Withdrawal Adjustments. The Prorata Partial Withdrawal Adjustment to a Death Benefit component for a partial withdrawal is equal to (1) divided by (2) multiplied by
(3), where: (1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the amount of the applicable Death Benefit component immediately prior to the withdrawal. Separate adjustments will apply to amounts in the Special and non-Special Funds.

CHANGE OF OWNER
---------------

A change of Owner from a sole Owner to a sole Owner (where there have never been multiple Owners designated) will result in recalculation of the Death Benefit and the Guaranteed Death Benefit. If the new Owner's attained age at the time of the change is less than [90], the Guaranteed Death Benefit in effect prior to the change will remain in effect and the Death Benefit provision will apply. If the new owner's attained age at the time of the change is [90] or greater, but not greater than [95]:

  (a) The Guaranteed Death Benefit following the change will be zero; and
  (b)  The Death Benefit will then be the greatest of:
       1)   the cash surrender value;


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      2)   the Accumulation Value, less any Credits applied within [12]
           months prior to the date of death; and
      3) The Minimum Death Benefit, less any Credit applied within [12] months prior to the date of death.

If ownership changes result in multiple Owners or if there has ever been multiple Owners, the Guaranteed Death Benefit shall be set to zero. If the oldest Owner is age [95] or younger at the time of the change, the Death Benefit will then be the greatest of (b) 1, (b) 2 or (b) 3 above.

If any Owner's or oldest multiple Owners' attained age is [86] or greater at the time of the change, the Guaranteed Death Benefit will be zero, and the Death Benefit will then be the Cash
Surrender Value.

When a change of Owner reduces the Guaranteed Death Benefit to zero, there will be a reduction in the mortality and expense risk charge.

SPOUSAL CONTINUATION UPON DEATH OF OWNER
----------------------------------------

If at the Owner's death, the surviving spouse of the deceased Owner is the Beneficiary and such surviving spouse elects to continue the Contract as their own pursuant to Internal Revenue Code Section 72(s) or the equivalent provisions of U.S. Treasury Department rules for qualified plans, the following will apply:

(a) If the greater of (ii) and (iv) in the Death Benefit provision as of the date we receive due proof of death of the Owner, minus the Accumulation Value, also as of that date, is greater than zero, we will add such difference to the Accumulation Value. Such addition will be allocated to the divisions of the Separate Account in the same proportion as the Accumulation Value in each division bears to the Accumulation Value in the Separate Account. If there is no Accumulation Value in the Separate Account, the addition will be allocated to the Liquid Asset division, or its successor.
(b) The Guaranteed Death Benefit will continue to apply, with all age criteria using the surviving spouse's age as the determining age.
(c) At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the Owner will be waived. Any premiums paid later will be subject to any applicable surrender charge.

This addition to Accumulation Value is available only to the spouse of the Owner as of the date of death of the Owner if such spouse under the provisions if this Contract elects to continue the Contract as their own.


DEDUCTIONS FROM THE DIVISIONS
-----------------------------

Mortality and Expense Risk Charge - We deduct a charge from the
---------------------------------
assets in each Separate Account division on a daily basis of not more than [0.004697%] (equivalent to an annual maximum rate of [1.70%]) for mortality and expense risks. The charge is not deducted from the Fixed Account or General Account accumulation values.


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RESTRICTED FUNDS


Restricted Funds are subject to limits as to amounts which may be invested or transferred into such divisions. The designation of a division as a Restricted Fund may be changed upon 30 days notice to the Owner with regard to future transfers and premium payments into such division. When a new division is made available it may be designated as a Restricted Fund. If so designated, the rules regarding its restrictions will be sent to the Owner. Also listed below are the total Contract limits for Restricted Funds. Listed below are the total Contract limits for Restricted Funds.

                              THRESHOLDS
             --------------------------------------------------
                    MAXIMUM
                ALLOCATION % OF     MAXIMUM
               ACCUMULATION VALUE   PREMIUM %       DOLLAR CAP
               ------------------   ---------       ----------

Contract Limits   [30%]            [99.999%]       [$9,999,999]


THRESHOLDS
----------

Each Restricted Fund has one or more thresholds at which point no further amounts may be allocated to that division. Compliance with a threshold is verified whenever there is a transaction initiated which is subject to such threshold (premium payments, transfers, withdrawals). A threshold is applied to the total Accumulation Value of each Restricted Fund. Thresholds may be changed by the Company for new premiums, transfers or withdrawals by Restricted Fund upon 30 day notice.

DOLLAR CAP
----------

The Dollar Cap is the dollar amount at which no further
Accumulation Value may be added to Restricted Funds.

PREMIUM THRESHOLD
-----------------

The threshold for premium by Restricted Fund limits the amount of any premium which may be allocated to that division. Should a request for allocation to a Restricted Fund exceed the limit in effect for that division or for the Contract, any excess over that amount shall be allocated prorata to any non-Restricted Fund(s) in which the Contract is then invested. Should the Contract not be invested in other non-Restricted Funds, the excess will be invested in the Specially Designated Division, unless we receive written instructions to do otherwise. Premium allocations must also satisfy the Allocation Threshold.

ALLOCATION THRESHOLD
--------------------

Allocations into a Restricted Fund are limited to that amount such that the Accumulation Value in that Restricted Fund after such allocation does not exceed the threshold for that division and does not cause the Contract's total limit on allocation to Restricted Funds to be exceeded. If the amount of an allocation would cause either limit to be exceeded, the allocation will only be executed to the extent the lower limit would allow.

Allocations from a Restricted Fund will be allowed even if the amount remaining in the Restricted Fund after an allocation exceeds the Allocation Threshold. If a program of allocations over time is authorized by us, verification of the threshold will be performed at the initiation of such program. If such program is modified at a later date, a testing of thresholds will be done at that time.

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THRESHOLDS - EFFECT ON WITHDRAWALS
----------------------------------

If a withdrawal is requested while any Accumulation Value is allocated to Restricted Funds and the Allocation Threshold percentage is currently exceeded, the percentage for funds invested in Restricted Funds for the total Contract, after taking into account the withdrawal, may not be higher than prior to the withdrawal. Should the calculated effect of a withdrawal result in the total Contract threshold being exceeded, the excess portion of the withdrawal will be processed prorata from all variable divisions.

Systematic withdrawals, while the Contract has investments in Restricted Funds, if not withdrawn prorata from all divisions, shall be monitored annually to assure threshold compliance. Should the effect of such withdrawals cause a Restricted Fund to exceed its threshold, the divisions from which the withdrawals are processed may be adjusted to assure that the percentage of Accumulation Value in the Restricted Funds does not increase.

THRESHOLD PROCESSING
--------------------

For the purpose of calculating any thresholds, the values for the divisions will be determined using the prior day's closing index of investment experience.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.







Signed: /s/ Barnett Chernow
       --------------------
          Barnett Chernow



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